EXHIBIT 99

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

BELMOND ANNOUNCES SALE OF ITS STAKE IN
HOTEL RITZ BY BELMOND in MADRID

Hamilton, Bermuda, May 21, 2015 - Belmond Ltd. (NYSE: BEL) (the “Company”) today announced the sale of its 50% interest in the 167-room Hotel Ritz by Belmond in Madrid, Spain, to a joint venture between Mandarin Oriental International Limited and The Olayan Group. At the same time, the Company ended its agreement to manage the hotel.

As part of the transaction, the Company, along with its joint venture partner, Omega Capital S.L., sold the entity that owns the hotel, Hotel Ritz Madrid SA.

“The successful completion of the sale of Hotel Ritz is another positive step in our strategy of disciplined capital recycling,” said John Scott, president and chief executive officer of Belmond Ltd. “We are pleased to have achieved such an attractive price for the sale of the hotel and to be passing on the stewardship of this historic landmark to its new owners.”

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Media requiring more information should contact Ralph Aruzza, Chief Sales & Marketing Officer on ralph.aruzza@belmond.com or +1 212 764 8238.
About Belmond Ltd.
Belmond Ltd. is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, the Company owns and operates 44 unique and distinctive hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains including the Venice Simplon-Orient-Express, three river cruises and ‘21’, one of New York’s most storied restaurants. belmond.com